Exhibit 2.2

Execution Version

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on [●], 2021 and sets forth the terms and conditions pursuant to which Isos Acquisition Corporation, a Cayman Islands exempted company (“Isos”), shall effect a domestication into a Delaware corporation (the “Domestication”) pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”).

RECITALS

WHEREAS, Isos is a Cayman Islands exempted company duly formed and validly existing under the laws of the Cayman Islands;

WHERAS, Isos is a party to that certain Business Combination Agreement, dated as of June 30, 2021 (as may be amended from time to time, the “BCA”), by and between Isos and Bowlero Corp., a Delaware corporation;

WHEREAS, the Board of Directors of Isos (the “Board”) has determined that it is advisable and in the best interests of Isos that Isos be converted into and thereafter become, and continue to exist as, a corporation in accordance with Section 388 of the DGCL, as contemplated by the BCA, and has adopted this Plan of Domestication; and

WHEREAS, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication, the Certificate of Incorporation (as defined below) and the Certificate of Domestication (as defined below) in accordance with the requirements of Section 388 of the DGCL.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Isos agrees as follows:

1.	Domestication. Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), Isos will be converted into a Delaware corporation pursuant to Section 388 of the DGCL under the name “Isos Acquisition Corporation” (the “Corporation”) and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as Isos. Isos will not be required to wind up its affairs or pay its liabilities and distribute its assets by reason of the Domestication, and the Domestication will not be deemed to constitute a dissolution of Isos and will constitute a continuation of the existence of Isos in the form of a Delaware corporation.

2.	Effective Time. Isos shall file the Certificate of Domestication, in the form attached hereto as Exhibit A (the “Certificate of Domestication”), and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Sections 103 of the DGCL.

3.	Conversion of Securities. As a result of and at the Effective Time, by virtue of the Domestication:

(a)	each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), of Isos will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Corporation having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(b)	each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Isos will convert automatically, on a one-for-one basis, into a share of Class A Common Stock of the Corporation having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(c)	each of the then issued and outstanding redeemable warrants of Isos will convert automatically into a warrant to acquire one share of the Corporation’s Class A Common Stock, pursuant to the Warrant Agreement, dated March 2, 2021, between Isos and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”);

(d)	each of the then issued and outstanding units of Isos that have not been previously separated into the underlying Class A Ordinary Shares and underlying warrants of Isos will be cancelled and will entitle the holder thereof to one share of Class A Common Stock of the Corporation and one-third of one redeemable warrant to acquire one share of Class A Common Stock of the Corporation; and

(e)	each of the then issued and outstanding private placement warrants of Isos will convert automatically into a warrant to acquire one share of the Corporation’s Class A Common Stock, pursuant to the Warrant Agreement.

4.	Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

5.	Governing Documents. (i) At the Effective Time, the Certificate of Incorporation of Isos (initially issued in accordance with the Companies Law of the Cayman Islands) shall be canceled and the Amended and Restated Memorandum and Articles of Association of Isos, adopted by special resolution dated as of March 2, 2021 and effective as of March 2, 2021, shall be terminated and be of no further force or effect and (ii) from and after the Effective Time, the Certificate of Incorporation, in the form attached hereto as Exhibit B, and the Bylaws of the Corporation, in the form attached hereto as Exhibit C (the “Bylaws”), shall govern the affairs of the Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6.	Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Corporation from and after the Effective Time, each of whom shall serve as directors of the Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

7.	Officers. Each officer of Isos as of immediately prior to the Effective Time shall be an officer of the Corporation from and after the Effective Time, and shall retain the same title with the Corporation from and after the Effective Time as he or she had with Isos immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been designated by the board of directors of the Corporation, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

8.	Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 388(i) of the DGCL.

9.	Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, Isos and its directors and authorized officers shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Corporation are fully authorized in the name of Isos or otherwise to take any and all such action.

10.	Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

11.	Miscellaneous. The provisions of this Plan of Domestication shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Cayman Islands govern the Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Plan of Domestication may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of Isos as of the date first written above.

ISOS ACQUISITON CORPORATION

By:
Name:
Title:

[Signature Page to Plan of Domestication]

Exhibit A

Certificate of Domestication

[See Attached]

Exhibit B

Certificate of Incorporation

[See Attached]

Exhibit C

Bylaws

[See Attached]